CONTACT:    Daina Cardillo

FOR IMMEDIATE RELEASE

Kovak-Likly Communications

203.762.8833, DCardillo@KLCpr.com

DTLL, Inc., Announces That DTLL, Apollo Diamond, Inc. and

Apollo Advanced Nano-Diamond Corporation Will Not Pursue

Intended Cooperative Technology Agreement

MINNEAPOLIS, MN, October 15, 2004 -- DTLL, Inc.  (DTLI.OB) announced today that DTLL, Apollo Diamond, Inc., a privately held company in Boston, and Apollo Advanced Nano-Diamond Corporation, a wholly owned subsidiary of Apollo Diamond, Inc., have decided not to pursue a Cooperative Technology Agreement, after signing a letter of intent to enter the Agreement in May.  Under the intended Agreement, Apollo would have sold to DTLL diamonds and diamond materials produced by Apollo, and DTLL would have researched and developed, in cooperation with Apollo Advanced Nano-Diamond Corporation, various nano-technology applications of the material provided by Apollo in the field of micro and nano electromechanical systems (MEMS and NEMS) and quantum computing.   The companies stated:  “The convergence and alignment of strategic directions between Apollo Advanced Nano-Diamond Corporation and DTLL have not materialized as originally anticipated.  Consequently, the two companies have amicably ended their efforts to jointly pursue opportunities.”

Apollo Diamond, Inc. is an emerging leader in the production of diamonds and diamond materials.  It has developed proprietary technology to produce large, single-crystal diamonds of exceptional quality in a controlled process environment.  In 2004, Apollo Diamond, Inc. formed Apollo Advanced Nano-Diamond Corporation to focus on using Apollo’s highly specialized diamond materials for a number of key nanotechnology applications, including quantum computing, micro- and nano-electromechanical systems (MEMS and NEMS), and arc, used to make increasingly small devices such as filters, sensors and transducers.

Further information regarding DTLL, Inc. can be obtained by contacting its CEO at 763.574.8392.  Apollo Diamond, Inc. information can be obtained at the web site http://www.ApolloDiamond.com.